Exhibit 14

VASCULAR SOLUTIONS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(Revised and Restated December 2007)

Vascular Solutions is committed to the highest standards of legal and ethical business conduct. This Code of Business Conduct and Ethics summarizes the legal, ethical and regulatory standards that Vascular Solutions requires in its business conduct and is intended to serve as a guideline for our directors, officers and employees. Compliance with this Code is a requirement for every Vascular Solutions employee, officer and director. While this Code imposes additional and specific internal requirements on the Company and the directors, officers and employees of Vascular Solutions, in no manner is this Code intended to create any additional legal obligations for either the company or its employees, officers or directors. The Company reserves the right to amend this Code at any time.

INTRODUCTION

Our business is becoming increasingly complex, both in terms of the geographies in which we function and the laws with which we must comply. To help you understand what is required of you and to enable you to carry out your responsibilities, we have created this Code of Business Conduct and Ethics. Additionally, we have designated the Vice President of Regulatory Affairs as the Company’s Compliance Officer to oversee adherence to the Code.

This Code is not intended to be a comprehensive guide to all of our policies or to all your responsibilities under law or regulation. It provides general parameters to enable you to properly resolve any ethical and legal issues you encounter in conducting our business. Think of this Code as a guideline, or a minimum requirement, that must always be followed. If you have any questions about anything in the Code or appropriate actions in light of the Code, you may contact the Compliance Officer or the Chair of the Audit Committee.

We expect each of our directors, officers and employees to read and become familiar with the ethical standards described in this Code and to affirm your agreement to adhere to these standards by signing the Compliance Certificate that appears at the end of this Code. Violations of the law, our corporate policies, or this Code may lead to disciplinary action, up to and including immediate dismissal.

I.	We Insist on Honest and Ethical Conduct By All of Our Directors, Officers, Employees and Other Representatives

We have built our business based on a commitment to delivering excellence in vascular medical products. This includes providing quality vascular products for physicians that improve the lives of patients, and quality employees and representatives who adhere to high standards of honesty, ethics and fairness in our dealings with all of our business contacts. We place a high value on the integrity of our directors, our officers and our employees and demand this level of integrity in all our dealings.

Fair Dealing

You are required to deal honestly and fairly with our customers, suppliers, competitors and other third parties.

We market our products fairly and vigorously based on our honesty, creativity and ingenuity and the proven quality and reliability of the products. Serving our customers effectively is our most important goal—in the eyes of the customer our employees are Vascular Solutions. In our dealings with customers, suppliers, and governmental regulatory bodies we:

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prohibit bribes, kickbacks or any other form of improper payment, direct or indirect, to any representative of government, labor union, customer or supplier in order to obtain a contract, some other commercial benefit or government action;

•	prohibit our directors, officers and employees from accepting any bribe, kickback or improper payment from anyone;

•	prohibit gifts or favors of more than nominal value to or from our customers or suppliers;

•	limit marketing and client entertainment expenditures to those that are necessary, prudent, job-related and consistent with our policies;

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require clear, precise and truthful communication in our contracts, our advertising, our literature, our public statements, and our statements to government officials and seek to eliminate misstatement of fact or misleading impressions;

•	reflect accurately on all invoices to customers the sale price and terms of sales for products sold;

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protect all proprietary data our customers or suppliers provide to us as reflected in our agreements with them, including maintaining the privacy of individually identifiable health information of our customers’ patients as required by HIPAA;

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prohibit our representatives from otherwise taking unfair advantage of our customers or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

Dealings with Health Care Professionals

There are many forms of interactions between our employees and health care professionals that improve patient care and advance medical treatment. In these interactions, we will engage in ethical business practices and socially responsible conduct and shall not use any unlawful inducement in order to sell, lease, recommend or arrange for the sale or lease of any of our products. Specific rules concerning interactions with health care professionals according to the type of interaction are as follows:

Training and Education.   As part of the sale of our medical devices, we provide training and education to our health care professional customers on the use of our products and the advancement of medical procedures connected to the products we develop and sell. These training and educational programs may range from short in-service presentations at the health care institution on our products up to multi-day training at a centralized location necessitating out-of-town travel for the participants. With regard to training and education programs on the safe and effective use of our products:

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We may provide health care professional attendees with hospitality only in the form of reasonable meals, food and receptions in connection with these programs. Payment for attendance or other gifts to attendees are not allowed (except as provided in the section entitled “Gifts” below).

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We may pay for reasonable travel and lodging costs incurred by attending health care professionals to attend education and training programs provided out-of-town. Payments for recreational activities incurred during the education should be modest in value and should be subordinate in time and focus to the primary purpose of the program.

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All educational programs must be focused primarily on providing training and education to the health care professional and be conducted in meeting facilities conducive to the effective transmission of knowledge.

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Unless incidental in nature, it is not appropriate to pay or reimburse the meals, hospitality, travel or other expenses for guests of health care professionals or for any other person who does not have a bona fide professional interest in the information being shared at the meeting.

Medical Meetings and Conferences.   Medical meetings and conferences promote medical knowledge, advancement in medical procedures and the delivery of superior health care. These include conferences sponsored by national, regional or specialty medical associations; conferences sponsored by accredited continuing medical education providers; grand rounds; and medical meetings sponsored by individual health care institutions. All decisions concerning the support of medical meetings and conferences are made by the Marketing Communications department in the home office. We may support these conferences in the following manners:

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We may provide a grant either directly to the conference sponsor to reduce conference expenses, or to a training institution or the conference sponsor to allow attendance by medical students, residents, fellows and others who are health care professionals in training. We may provide educational grants when: (1) the gathering is primarily dedicated to promoting objective scientific and educational activities and discourse; and (2) the training institution or the conference sponsor selects the attending health care professionals who are in training. Such grants should be paid only to organizations with a genuine education purpose or function, and may be used only to reimburse the legitimate expenses for bona fide educational activities. Such grants also should be consistent with relevant guidelines established by professional societies or organizations. The conference sponsor should be responsible for and control the section of program content, faculty, educational methods and materials.

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We may provide funding to the conference sponsor to support the conference’s meals and hospitality. Also, we may provide meals and receptions for all health care professional attendees, but only if it is provided in a manner that is also consistent with the sponsor’s guidelines.

•	We may make grants to conference sponsors for reasonable honoraria, travel, lodging and meals for health care professionals who are bona fide conference faculty members.

•	We may purchase advertisements and lease booth space for our displays at conferences.

Sales Activities.   As part of the sale of our medical devices, we meet with health care professionals to discuss product features, contract negotiations and sales terms. Often, these meetings occur close to the health care professional’s place of business. It is appropriate for us to pay for occasional hospitality only in the form of reasonable meals and receptions for health care professional attendees that are conducive to the exchange of information. It is also appropriate to pay for reasonable travel costs of attendees when necessary. However, unless only incidental in nature, it is not appropriate to pay for meals, hospitality, travel or lodging of guests of health care professionals or any other person who does not have a bona fide professional interest in the information being shared at the meeting.

Research & Development Activities with Consultants.   We work with members of our Medical Advisory Board and other health care professionals on the design, development and improvement of our medical devices. We also ask health care professionals to make presentations and publications on our products on our behalf at conferences and in journals. It is appropriate to pay health care professionals reasonable compensation for performing these services. All decisions on entering into a consulting arrangement with or payment to a health care professional in conjunction with these services must be made by an officer-level employee in the home office in advance of the performance of any services for compensation. The following factors support the existence of a bona fide consulting arrangement with health care professionals:

•	Consulting agreements should be written, signed by the respective parties and specify the term of the agreement, specific services and compensation to be provided.

•	Compensation paid to consultants should be consistent with the fair market value for the services provided.

•	Consulting agreements should be entered into only where a legitimate purpose and tangible benefit for the services is identified in advance.

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Selection of consultants should be based on the consultant’s qualifications and expertise to address the identified purpose, and should not be on the basis of volume or value of business generated by the consultant.

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The location and circumstances for meetings with consultants should be appropriate to the subject matter of the consultation and conducted in settings conducive to the effective exchange of information.

•	Hospitality that occurs in conjunction with a meeting with a consultant should be modest in value and should be subordinate in time and focus to the primary purpose of the meeting.

•	We may pay for the reasonable and actual expenses incurred by consultants in carrying out the subject of the consulting arrangement and in holding meetings with us.

Promotional Items.   We may occasionally provide modest promotional items to health care professionals, but only if the promotional item benefits patients or serves a genuine educational function. This section is not intended to address the legitimate practice of providing appropriate sample products and opportunities for product evaluation. In addition, we may give health care professionals branded promotional items of minimal value related to the health care professional’s work or for the benefit of patients. Other than the provision of medical materials or other items used for educational purposes, any promotional item should have a fair market value of less than $100. The use of multiple promotional items totaling over $100 in the aggregate to circumvent this restriction is not permitted. No gift of cash or cash-equivalent items (i.e. gift cards, gift certificates, etc.) to a health care professional is permitted.

Grants and Charitable Contributions.   We may make donations for a charitable purpose, such as supporting genuine independent medical research for the advancement of medical science or education, indigent care, patient education, public education or the sponsorship of events where proceeds are intended for charitable purposes. Donations should be made only to charitable organizations or, in rare instances, to individuals engaged in genuine charitable missions for the support of that mission. It is explicitly forbidden for Vascular Solutions employees, officers or directors to make such donations for the purpose of unlawfully inducing health care professionals to purchase, lease, recommend, use or arrange for the purchase, lease or use of our products. All requests for grants and charitable contributions must be submitted in writing to the Compliance Officer for approval in advance of making any commitment for support. All donations must be approved by the Compliance Officer and appropriately documented.

Conflicts of Interest; Corporate Opportunities

Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of Vascular Solutions. In particular, without the specific permission of our Compliance Officer or the Board of Directors, no director, officer or employee shall:

•	be a consultant to, or a director, officer or employee of, or otherwise operate an outside business that:

➢	markets products in competition with our current or potential products;

➢	supplies products or services to Vascular Solutions; or

➢	purchases products from Vascular Solutions;

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have a significant financial interest, including significant stock ownership, in any entity with which we do business that might create or give the appearance of a conflict of interest; provided that an investment position in the stock of a publicly held company which does not exceed 5% of the outstanding stock of that company will not be considered to be a significant stock ownership or significant financial interest;

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seek or accept any personal loan or services from any entity with which we do business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

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be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the director’s, officer’s or employee’s responsibilities to us, (if in doubt, consult your supervisor or the Compliance Officer);

•	accept any personal loan or guarantee of obligations from Vascular Solutions, except to the extent such arrangements are legally permissible; or

•	conduct business on behalf of Vascular Solutions with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives.

Directors, officers, and employees must notify the Compliance Officer or the Chair of our Audit Committee of the existence of any actual or potential conflict of interest.

Confidentiality and Corporate Assets

Our directors, officers and employees are entrusted with our confidential information and with the confidential information of our suppliers, customers or other business partners. This information may include (1) technical or scientific information about current and future products, services or research, (2) business or marketing plans or projections, (3) earnings and other internal financial data, (4) personnel information including employee lists and contact information, (5) supplier and customer lists, and (6) other non-public information that, if disclosed, might be of use to our competitors, or harmful to our suppliers, customers or other business partners. This information is the property of Vascular Solutions, or the property of our suppliers, customers or business partners and in many cases was developed at great expense. Our directors, officers and employees shall:

•	Not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends;

•	Use confidential information only for our legitimate business purposes and not for personal gain;

•	Not disclose confidential information to third parties.

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Not use Vascular Solutions property or resources for any personal benefit or the personal benefit of anyone else. Vascular Solutions property includes the Vascular Solutions internet, email, and voicemail services, which should be used only for business related activities, and which may be monitored by Vascular Solutions at any time without notice.

Please see your employment agreement or confidentiality agreement to review all of your responsibilities in this area.

II.	We Provide Full, Fair, Accurate, Timely and Understandable Disclosure

We are committed to providing our shareholders and investors with full, fair, accurate, timely and understandable disclosure in the reports that we file with the Securities and Exchange Commission. To this end, our directors, officers and employees shall:

•	not make false or misleading entries in our books and records for any reason;

•	not condone any undisclosed or unrecorded bank accounts or assets established for any purpose;

•	comply with generally accepted accounting principles at all times;

•	notify our Chief Financial Officer if there is an unreported transaction;

•	maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

•	maintain books and records that accurately and fairly reflect our transactions;

•	prohibit the establishment of any undisclosed or unrecorded funds or assets;

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maintain a system of internal controls that will provide reasonable assurances to our management that material information about Vascular Solutions is made known to management, particularly during the periods in which our periodic reports are being prepared;

•	present information in a clear and orderly manner and avoid the use of unnecessary legal and financial language in our periodic reports; and

•	not communicate to the public any nonpublic information except through our Chief Financial Officer or Chief Executive Officer.

III.	We Comply With all Applicable Laws, Rules and Regulations

We will comply with all laws and governmental regulations that are applicable to our activities, and expect all our directors, officers and employees to obey the law. Specifically, we are committed to:

•	complying with all applicable state and federal securities laws;

•	complying with all applicable state, federal and international laws concerning the manufacture, distribution and sale of medical device including those concerning:

➢	reporting and investigating complaints and adverse events which may be associated with our products

➢	the design, manufacture and evaluation of our products

•	complying with all applicable laws designed to protect the confidentiality of patient records and health information;

•	maintaining a safe and healthy work environment;

•	promoting a workplace that is free from discrimination, intimidation, or harassment based on race, color, religion, sex, age, national origin or disability;

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the principles of fair competition and laws prohibiting restraints of trade and other unfair trade practices by prohibiting inaccurate or misleading representation of competitors’ operations or products or obtaining, through improper means, confidential commercial information concerning our competitors;

•	conducting our activities in full compliance with all applicable environmental laws;

•	keeping the political activities of our directors, officers and employees separate from our business;

•	prohibiting any illegal payments, gifts, or gratuities to any government officials or political party;

•	prohibiting the unauthorized use, reproduction, or distribution of any third party’s trade secrets, copyrighted information or confidential information; and

•	prohibiting the sale or export, either directly or through our representatives, of our products to countries where our products are not approved for sale.

Our directors, officers and employees are prohibited from trading our securities while in possession of material, nonpublic (“inside”) information about Vascular Solutions. Our Insider Trading Policy describes the nature of inside information and the related restrictions on trading.

REPORTING AND EFFECT OF VIOLATIONS

Compliance with this code of conduct is, first and foremost, the individual responsibility of every director, officer and employee. We attempt to foster a work environment in which ethical issues and concerns may be raised and discussed with supervisors or with others without the fear of retribution. It is the Company’s responsibility to provide a system for reporting and access when you wish to report a suspected violation, or to seek counseling related to these policies.

Administration

Our Board of Directors and Audit Committee have established the standards of business conduct contained in this Code and oversees compliance with this Code. They have also designated the Vice President of Regulatory Affairs to the position of Compliance Officer to administer the Code. While serving in this capacity, the Compliance Officer reports directly to the Board of Directors.

Training on this code will be included in the orientation of new employees and provided to existing directors, officers, and employees on an on-going basis. To ensure familiarity with the Code, directors, officers and employees may be asked to read the Code and sign a Compliance Certificate periodically.

Reporting Violations and Questions

Directors, officers and employees must report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to either the Compliance Officer or the Chair of the Audit Committee of our Board of Directors. Additionally, directors, officers and employees may contact the Compliance Officer or the Chair of the Audit Committee with a question or concern about this Code or a business practice of the Company. Any questions or violation reports will be investigated promptly , and violations will be addressed immediately. These reports can be made anonymously. If you feel uncomfortable reporting suspected violations to the designated individuals, you may report any such matters to Dorsey & Whitney LLP, our outside legal counsel. The names, addresses and telephone numbers of these individuals are listed in the attachment to this Code.

We will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any suspected violation.

Our Compliance Officer will investigate any reported alleged or potential violations and will advise the Board of Directors of any credible reports and investigations. The Compliance Officer will complete any investigation at the direction of the Board of Directors, which may act through the Audit Committee. All reports will be treated confidentially to the extent reasonably possible. The Board of Directors will have sole authority to direct any investigation and determine and implement any corrective actions.

Consequences of a Violation.

Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or immediate termination.

Names and Addresses (as of December 1, 2007)

Reporting Contacts:
Compliance Officer:	The Chair of our Audit Committee:
Name: Deborah Neymark Address: 6464 Sycamore Court Minneapolis, MN 55369 Phone: (763) 656-4349 E-mail: dneymark@vascularsolutions.com	Name: Richard Nigon Address: 150 South 5th Street, Suite 1320 Minneapolis, MN 55402 Phone: (612) 787-3602 E-mail: rnigon@mjsk.com

Additional Reporting Contact:

Our Outside Counsel: Dorsey & Whitney LLP
Name: Tim Hearn Address: 50 South Sixth Street Suite 1500 Minneapolis, MN 55402 Phone: (612) 340-7802 E-mail: hearn.tim@dorseylaw.com

VASCULAR SOLUTIONS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(Revised and Restated December 2007)

COMPLIANCE CERTIFICATE

I have read and understand the Vascular Solutions, Inc.’s Code of Business Conduct and Ethics (the “Code”) and agree to adhere in all respects to the ethical standards described in the Code. I understand that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or immediate termination. I also understand that the Code does not contain all of Vascular Solutions’ policies concerning its business or my employment.

I certify to Vascular Solutions, Inc. that I am not in violation of the Code, unless I have noted such violation in a signed attachment to this Compliance Certificate.

Date:	Signature:

Name:

Title/Position:

Check one of the following:

☐	A Statement of Exceptions is attached.

☐	No Statement of Exceptions is attached.

VASCULAR SOLUTIONS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(Revised and Restated December 2007)

REPORTING FORM

Date of Report: ______________________________

In the space below, please state the nature of your concern and describe the event or circumstance giving rise to this compliance report. Please be as specific as possible and attach extra sheets if more space is required.

This form may be submitted anonymously. While supplying your name may assist in the investigation of your report, you are under no obligation to disclose your identity. It is a violation of the Code to retaliate in any way against an employee or officer who in good faith reports any actual or potential violation of the Code of Conduct and Ethics. Please submit the completed form to either the Compliance Officer or the Chairman of the Audit Committee. Contact information for these individuals is contained in the Code.

If you wish to provide your name, please do so below.

Name:	Phone Number: